D. Brooks and Associates CPA's, P.A.
Certified Public Accountants - Certified Valuation Analyst - Advisors

January 25, 2019

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Sir/Madam:

We have read the statements included under item 4.01 in the Form 8-K dated January 18, 2019 of BioVie, Inc. to be filed with the Securities and Exchange Commission and we concur with such statements made regarding our firm. We have no basis to agree or disagree with other statements contained therein.

D. Brooks and Associates CPA's, P.A.

D. Brooks and Associates CPA's, P.A

Palm Beach Gardens, FL